August 5, 2021

Thirdline Real Estate Income Fund

1310 Roseneath Road, Suite 200

Richmond, Virginia

Re:       Thirdline Real Estate Income Fund

Ladies and Gentlemen:

We have acted as counsel to Thirdline Real Estate Income Fund (the “Fund”), a Delaware statutory trust (the “Trust”), organized under the laws of the state of Delaware, and are familiar with the Fund’s initial filing of, and its pre-effective amendments to, it registration statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the shares of beneficial interest of the Fund to be issued and sold by the Fund.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials, and of officers and representatives of the Fund, and we have made such inquiries of the officers and representatives of the Fund, as we have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or a copy) and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or copies. As to all questions of fact material to such opinion, we have relied upon the certificates referred to hereinabove. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the shares of beneficial interest when issued and sold in accordance with terms of the Registration Statement, when it is made effective by the Securities and Exchange Commission, and the requirements of applicable federal and state laws will be validly issued and fully paid and non-assessable by the Fund.

This letter expresses our opinion as to the provisions of the Trust’s Agreement and Declaration of Trust and the laws of the State of Delaware applying to statutory trusts generally but does not extend to federal securities or other laws or the laws of jurisdictions outside the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/Practus, LLP
Practus, LLP

Practus, LLP ● 11300 Tomahawk Creek Parkway, Suite 310● Leawood ● KS ● 66211